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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 2)(1)


                          DATATRAK INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   238134 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                    ---------


       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]       Rule 13d-1(b)

          [ ]       Rule 13d-1(c)

          [X]       Rule 13d-1(d)




--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
----------------------------------------                                        --------------------------------------

CUSIP NO.           238 134 10 0                          13G                       PAGE    2    OF    6    PAGES
              -----------------------                                                    -------    -------
----------------------------------------                                        --------------------------------------

-------- -------------------------------------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jeffrey A. Green
-------- -------------------------------------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                                                                                 (b) [ ]

         N/A
-------- -------------------------------------------------------------------------------------------------------------
3.       SEC USE ONLY

-------- -------------------------------------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------- -------------------------------------------------------------------------------------------------------------
        NUMBER OF           5.     SOLE VOTING POWER

          SHARES                   296,024(1)
                            ------ -----------------------------------------------------------------------------------
       BENEFICIALLY         6.     SHARED VOTING POWER

         OWNED BY                  0
                            ------ -----------------------------------------------------------------------------------
           EACH             7.     SOLE DISPOSITIVE POWER

        REPORTING                  296,024(1)
                            ------ -----------------------------------------------------------------------------------
       PERSON WITH          8.     SHARED DISPOSITIVE POWER

                                   0
-------- -------------------------------------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         296,024(1)
-------- -------------------------------------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                                [X]
-------- -------------------------------------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%
-------- -------------------------------------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
-------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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

ITEM 1(a).        NAME OF ISSUER:

                    DATATRAK International, Inc.
                  ------------------------------------------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    20600 Chagrin Boulevard, Cleveland, OH  44122
                  ------------------------------------------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                    Jeffrey A. Green
                  ------------------------------------------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Jeffrey A. Green, 20600 Chagrin Boulevard, Cleveland, OH  44122
                  ------------------------------------------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                    United States
                  ------------------------------------------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                    Common Shares
                  ------------------------------------------------------------------------------------------------

ITEM 2(e)         CUSIP NUMBER:

                    238134 10 0
                  ------------------------------------------------------------------------------------------------

ITEM 3:           IF THIS  STATEMENT IS FILED  PURSUANT TO RULES  13d-1(b),  OR 13d-2(b) OR (c),  CHECK WHETHER THE
                  PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the Exchange Act;

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)      [ ]      Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d)      [ ]      Investment company registered under Section 8 of the Investment Company Act;

         (e)      [ ]      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);


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

         (h)      [ ]      A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i)      [ ]      A church  plan that is excluded  from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act;

         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                    296,024 (1)
                  ------------------------------------------------------------------------------------------------

         (b)      Percent of class:

                    5.7%
                  ------------------------------------------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote        296,024 (1)
                                                                    -----------------------------------------------

                  (ii)     Shared power to vote or to direct the vote         0
                                                                      ---------------------------------------------

                  (iii)    Sole power to dispose or to direct the disposition of         296,024 (1)
                                                                                 ----------------------------------

                  (iv)     Shared power to dispose or to direct the disposition of           0
                                                                                   --------------------------------

                           Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

                  (1)      Includes 95,000 Common Shares issuable upon the exercise of options. Also includes 7,269
                           Common Shares owned through the Company's 401(k) Plan.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         N/A


ITEM 10.          CERTIFICATION.

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          February 12, 2002
                                       -----------------------------------------
                                                                 (Date)


                                        /s/ Jeffrey A. Green
                                       -----------------------------------------
                                                               (Signature)


                                          Jeffrey A. Green
                                       -----------------------------------------
                                                              (Name/Title)